Exhibit 10.1

DISTRIBUTION AGREEMENT

This Distribution Agreement (the “Agreement”) is entered into as of November 1, 2021 (the “Effective Date”) between Cannabis Global, Inc. a Nevada corporation (“Cannabis Global”), and Humboldt Bliss, a Barbadian Limited Company (the “Distributor”). Cannabis Global and Distributor are referred to herein collectively as the “Parties” and individually as a “Party” hereto.

SECTION 1 - Recitals

On November 16, 2020, Cannabis Global entered into a business acquisition agreement with Ethos Technology LLC, dba Comply Bag, a California limited liability company (“Ethos”). Ethos is a development stage business in the process of entering the market for cannabis trackable storage bags. By virtue of the agreement, Ethos sold, assigned, and transferred to the Company all of Ethos’ business, including all of its assets and associated liabilities.

Cannabis Global, via its control of Ethos, is the lawful holder of all rights for Comply Bag, which is a secure cannabis transport system with integrated track and trace capabilities via smartphones.

Cannabis Global wishes to advance the marketing of the Comply Bag in order to meet its business growth goals via entering into this distribution agreement.

Humboldt Bliss is engaged in various aspects of the cannabis business and has business relationships within this industry, which it believes it can leverage to distribute the Products.

Thus, the Parties enter into this Agreement, subject to the terms and conditions outlined in this Agreement, for all rights and assets of Cannabis Global’s intended operation of Comply Bag and corresponding mobile application operated by Cannabis Global out of Los Angeles, California, including but not limited to the following purchased assets (collectively defined as “The “Products”):

a)	android and iOS based application,
b)	ongoing updates to the android and iOS based application,
b)	Comply Bag, and
c)	all related intellectual property of the Products.

SECTION 2 – Structure of the Agreement

2.1 Structure. This Agreement is structured as a distribution agreement with an option for Distributor to purchase beneficial and legal ownership of a 51% interest in the common stock of Ethos Technology LLC, dba Comply Bag, subject to the terms and conditions outlined herein (the “Purchase Option”).

2.2 Appointment. As of the Effective Date, Cannabis Global appoints Distributor, and Distributor accepts appointment, as an exclusive distributor and seller, subject to the terms and limitation outlined in this Agreement, of the Products within the territory, as defined below.

2.3 Consideration for the Agreement. For Distributor’s specific accounts, it shall remit to Cannabis Global 10% of all the gross wholesale sales completed by Distributor. The Parties agree that all expenses for distribution shall be the responsibility of the Distributor. Manufacture shall provide Distributor the Products at cost from its contract manufacturer. Distributor shall be responsible for all marketing and sales and shall meet sales goals as detailed below.

a)	Year 1: Five Hundred Thousand Dollars ($500,000) in sales;
b)	Year 2: Two Million Dollars $2,000,000) in sales; and
c)	Year 3: Three Million Dollars ($3,000,000) in Sales.
d)	For each additional year sales should increase by no less

than 20% of the previous year’s revenue but shall not decrease by more than 10%.

2.4 Exclusive Distribution Territory. The Exclusive Distribution Territory shall include the territories of North and Central America, the Caribbean, and Europe, based on first right of refusal as detailed below in paragraph 9.16.

2.3	No Other Product Rights. Distributor acknowledges and agrees that it has no right to distribute any products of Cannabis Global other than the Products, as outlined herein.

2.4	Unlimited Distribution Rights. Distributor shall have rights to sell the Products to both wholesalers, retailers, and direct to consumer, including online direct to consumer, and via other avenues as it sees fit.

2.5	Title. Title to the Products shall pass to Distributor upon delivery of the Products to Distributor.

SECTION 3 Exercise of the Purchase Option

3.1 Distributor is granted an option to purchase fifty one percent (51%) of the common stock of Ethos Technology LLC, dba Comply Bag, in accordance with the following parameters.

In order to exercise the Purchase Option, the Distributor shall:

Deliver to Cannabis Global aggregate consideration in the amount of four million dollars ($4,000,000) (the “Purchase Price”), as follows:

a.	Five Hundred Thousand Dollars ($500,000) (the “Deposit”) payable by Distributor in escrow within three (3) business days of Distributors exercise of its Option to purchase;

b.	Additional Five Hundred Thousand Dollars ($500,000) paid as a second installment within ninety (90) business days of Distributor’s exercise of its Option to purchase.

c.	Three million dollars ($3,000,000) (the “Closing Payment”) payable by Distributor ninety (90) business days after Distributor’s payment of its second installment.

3.2	Anti-Dilution Clause Upon Exercise of Purchase Option. Upon exercise of the Purchase Option, Cannabis Global’s remaining 49% interest shall not be dilutable with future financings or shares issuances without Cannabis Global’s prior written consent. Upon exercise of the option, terms of this clause will be defined within customary documents, such as a stock purchase agreement, or other suitable agreement.

3.3	Most Favored Nations and First Rights of Refusal Clause Upon Exercise of Purchase Option. Upon exercise of the Purchase Option, Cannabis Global shall hold a Most Favored Nations reset and a First Right of Refusal on all future rounds of financing for the Business. Upon exercise of the option, these clauses will be defined within customary documents, such as a stock purchase agreement, or other suitable agreement.

SECTION 4. Warranties and Other Commitments of Cannabis Global

4.1 Cannabis Global represents and warrants to Distributor that (i) it has the right and lawful authority to enter into this Agreement, and (ii) the execution, delivery, and performance of this Agreement will not cause or require Cannabis Global to breach any obligation to, or agreement or confidence with, any other Person. Cannabis Global further warrants to Distributor it has all right, title, and ownership interest necessary relative to the Products allowing it to enter into the Agreement.

4.2 Cannabis Global commits to provide the Distributor with an allocation of at least two hundred (200) samples of the Products to be used as sales tools and for promotions.

4.3 Cannabis Global shall make available to Distributor all production, design and marketing assets relating to the Products in order to assist the Distributor in its business efforts.

4.4 Cannabis shall make its management team available to provide technical, marketing and/or sales support to the staff of the Distributor in support of the Products and the smartphone app designed by Cannabis Global “the Comply Bag App”. Cannabis Global agrees to provide the Distributor with any and all documentation relating to the design, specifications of the Comply Bag App.

4.5 Cannabis Global shall accept defective products back from the Distributor the purchase price of which shall be refunded to the Distributor.

4.6 From the Effective Date, the Cannabis Global shall, and shall cause the company and its subsidiaries to, provide the Distributor and its authorized representatives with reasonable access (for the purpose of examining and copying), during normal business hours and upon reasonable notice, to the books and records of Cannabis Global and its subsidiaries with respect to enforcement of this Agreement (the “Business Records”), preparation of tax returns or responding to tax authorities or the defense of a Third Party Claim; provided that Cannabis Global may condition such access on execution and delivery of a confidentiality agreement in customary form. Unless otherwise consented to in writing by the Parties, neither the Cannabis Global nor its subsidiaries shall, for a period of three (3) years following the Effective Date, destroy, alter or otherwise dispose of any of the material books and records of the Company or its Subsidiaries pertaining to this Agreement or the distribution agreement business operation outlined by the Agreement. No inspection of the Business Records by the Distributor shall unreasonably interfere with Cannabis Global’s conduct of business in the ordinary course.

SECTION 5. Warranties and Other Commitments of Distributor

5.1 Distributor represents and warrants to Cannabis Global that (a) it has the right and lawful authority to enter into this Agreement, and (b) the execution, delivery, and performance of this Agreement will not cause or require Distributor to breach any obligation to, or agreement or confidence with, any other person.

5.2 Distributor commits to actively market and sell the Products. Distributor commits to use commercially reasonable good faith efforts to:

a)	Actively and diligently promote, solicit and push vigorously the wide distribution and sale of the Products in the Territory, and (ii) to develop and exploit the full potential of the business of distributing the Products, and,

b)	Use commercially reasonable good faith efforts to actively and diligently develop new business opportunities for Products in Distributor’s Accounts in the Territory, and,

c)	Use commercially reasonable efforts to protect the reputation and goodwill of Cannabis Global, the Products, and the trademarks of Comply Bag (the “Trademarks”) , conduct business in a proper and businesslike manner, and otherwise act in the best interests of Cannabis Global in relation to its Products, reputation and goodwill, and,

d)	Distributor shall not act or fail to act in any manner that would reasonably be expected to be detrimental to the brand image of Cannabis Global or the Products. Distributor shall sell Products only to reputable and suitable Distributor’s Accounts consistent with the reputation and quality of Cannabis Global’s brands. Distributor shall not engage in any activities or practices, or fail to engage in activities or practices, that would reasonably be expected to impair the value of or otherwise damage the reputation or goodwill of Cannabis Global, the Products, or Trademarks.

SECTION 6. Payments

Payment - Cannabis Global shall invoice Distributor on a monthly or other mutually agreed periodic basis and Distributor shall promptly pay the prices of Products in full within thirty (30) days.

SECTION 7. Termination

7.1. Termination By Either Party for Cause. Without prejudice to its other rights and remedies under this Agreement and those rights and remedies otherwise available in equity or at law, either party may terminate this Agreement on the occurrence of one or more of the following:

Breach. A party’s material breach of a provision of this Agreement and failure to cure such breach within thirty (30) days after receiving written notice describing such breach in reasonable detail from the non-breaching party; provided, however, if such breach is of a nature that it cannot reasonably be cured within thirty (30) days, then the breaching party shall have an additional fortyfive (45) day period to cure such breach, providing it immediately commences, and thereafter diligently prosecutes, in good faith, its Best Efforts to cure such breach.

Insolvency. The other Party (1) makes any general arrangement or assignment for the benefit of creditors, (2) becomes bankrupt, insolvent or a “debtor” as defined in 11 U.S.C. § 101, or any successor statute (unless such petition is dismissed within sixty (60) days after its original filing), (3) has appointed a trustee or receiver to take possession of substantially all of such party’s assets or interest in this Agreement (unless possession is restored to such party within sixty (60) days after such taking), or (4) has substantially all of such party’s assets or interest in this Agreement (unless such attachment, execution or judicial seizure is discharged within sixty (60) days after such attachment, execution or judicial seizure) attached, executed, or judicially seized.

SECTION 8. Indemnifications

8.1 Distributor Indemnification. Distributor shall indemnify, defend, and hold harmless Cannabis Global and its officers, directors, agents, employees, shareholders, legal representatives, successors and assigns, and each of them, from loss, liability, costs, damages, or expenses from any and all claims, actions and suits, instituted by any third party, whether groundless or otherwise, and from and against any and all third party claims, liabilities, judgments, losses, damages, costs, charges, attorney’s fees, and other expenses of every nature and character arising from the breach of Distributor’s express representations and warranties under this Agreement by Distributor or its agents, employees, subcontractors, sub-distributors or others acting on its behalf, provided that Cannabis Global gives Distributor written notice of any indemnifiable claim and Cannabis Global does not settle any claim without Distributor’s prior written consent.

8.2 Cannabis Global Indemnification. Cannabis Global shall indemnify, defend, and hold harmless Distributor and its officers, directors, agents, employees, shareholders, legal representatives, successors, assigns, and customers, and each of them, from loss, liability, costs, damages, or expenses from any and all claims, actions and suits instituted by any third party, whether groundless or otherwise, and from and against any and all such third party claims, liabilities, judgments, losses, damages, costs, charges, attorney’s fees, and other expenses of every nature and character and all Distributor’s direct documented costs to store, transport, test and destroy all unsellable Products and advertising materials arising from (i) the breach of Cannabis Global’s express representations and warranties under this Agreement or those of its agents, employees, subcontractors or others acting on its behalf, (ii) any impurity, adulteration, deterioration in or misbranding of any Products sold to Distributor by Cannabis Global, (iii) any prior distributor of Products in the Territory, (iv) any Cannabis Global marketing, advertising, promotion, labeling, Global Branding and Marketing, and the Trademarks, Copyrights, Patents, Know-How or other intellectual property relating to the Products, or (v) the fact that the Products (A) are not safe for the purposes for which goods of that kind are normally used, (B) do not comply with any applicable health, safety, or environmental laws, regulations, orders or standards imposed in the Territory, or (C) do not comply with the Safety Orders of the State of California Division of Industrial Safety and Proposition 65; provided that Distributor gives Cannabis Global written notice of any indemnifiable claim and Distributor does not settle any claim without Cannabis Global’s prior written consent.

8.3 Claims. If any action or proceeding is brought against Distributor, Cannabis Global or any other indemnified party under this section (the “Indemnified Party”), the Indemnified Party shall promptly notify the party required to provide indemnification in writing to that effect. If the Indemnified Party fails to promptly notify the Indemnifying Party, the Indemnified Party shall be deemed to have waived any right of indemnification with respect to such claim to the extent (but only to the extent) any delay in such notice prejudices the Indemnifying Party’s ability to defend such action, suit or proceeding. The Indemnifying Party shall have the right to defend such action or proceeding at the Indemnifying Party’s sole cost by counsel satisfactory to the Indemnifying Party. If the Indemnifying Party fails to promptly defend or otherwise settle or finally resolve such action, suit or proceeding, Indemnified Party may defend such action, suit or proceeding using counsel selected by Indemnified Party, and the Indemnifying Party shall reimburse Indemnified Party for any resulting loss, damages, costs, charges, attorney’s fees, and other expenses and the related costs of defending such action, suit or proceeding.

The parties agree that the provisions contained in this Section 10 shall survive the termination or expiration of this Agreement.

SECTION 9. Miscellaneous Provisions

9.1 Amendment. Except to the extent otherwise expressly permitted by this Agreement, no amendment of, or addition to, this Agreement shall be effective unless reduced to a writing executed by the duly authorized representatives of both parties.

9.2 Assignment. This Agreement and the business relationships outlined in the Agreement are assignable by either Party.

9.3 No Agency. The relationship between Cannabis Global and Distributor is that of a vendor to its vendee and nothing herein contained shall be construed as constituting either party the employee, agent, independent contractor, partner or co-venturer of the other party. Neither party shall have any authority to create or assume any obligation binding on the other party.

9.4 Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of California (without reference to its law of conflict of laws). The place of the making and execution of this Agreement is California, United States of America. Distributor hereby waives any rights that it may otherwise have to assert any rights or defenses under the laws of the Territory or to require that litigation brought by or against it in connection with this Agreement be conducted in the courts or other forums of the Territory. For the sake of clarity, the parties record that their choice of law shall not include the California Franchise Relations Act or the California Franchise Investment Law, or any amendment or functionally equivalent statute, unless such law would otherwise apply, and nothing herein shall be deemed to extend or otherwise affect the scope or application of such statutes.

9.5 Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement or the breach or termination hereof shall be settled by binding arbitration conducted by JAMS (“JAMS”) in accordance with JAMS Comprehensive Arbitration Rules and Procedures (the “Rules”). The arbitration shall be heard by one arbitrator to be selected in accordance with the Rules, in Los Angeles, California. Judgment upon any award rendered may be entered in any court having jurisdiction thereof. Within seven (7) calendar days after appointment, the arbitrator shall set the hearing date, which shall be within ninety (90) days after the filing date of the demand for arbitration unless a later date is required for good cause shown and shall order a mutual exchange of what he/she determines to be relevant documents and the dates thereafter for the taking of up to a maximum of five (5) depositions by each party to last no more than five (5) days in aggregate for each party. Both parties waive the right, if any, to obtain any award for exemplary or punitive damages or any other amount for the purpose or imposing a penalty from the other in any arbitration or judicial proceeding or other adjudication arising out of or with respect to this Agreement, or any breach hereof, including any claim that said Agreement, or any part thereof, is invalid, illegal or otherwise voidable or void. In addition to all other relief, the arbitrator shall have the power to award reasonable attorneys’ fees and costs to the prevailing party. The arbitrator shall make his or her award no later than seven (7) calendar days after the close of evidence or the submission of final briefs, whichever occurs later. The decision of the arbitrator shall be final and conclusive upon all parties. Notwithstanding anything to the contrary, if either party desires to seek injunctive or other provisional relief that does not involve the payment of money, then those claims shall be brought in a state or federal court located in Orange County, California, and the parties hereby irrevocably and unconditionally consent to personal jurisdiction of such courts and venue in Orange County, California in any such action for injunctive relief or provisional relief.

9.6 Force Majeure. Neither party shall be liable for any delays in delivery or failure to perform or other loss due directly or indirectly to circumstances unforeseen as of the Effective Date or causes beyond such party’s reasonable control (each, individually, a “Force Majeure Event”), including, without limitation: (a) acts of God, act (including failure to act) of any Governmental Entity (de jure or de facto), wars (declared or undeclared), governmental priorities, port congestion, riots, revolutions, strikes or other labor disputes, fires, floods, sabotage, nuclear incidents, earthquakes, storms, epidemics; or (b) inability to timely obtain either necessary and proper labor, materials, ingredients, components, facilities, production facilities, energy, fuel, transportation, governmental authorizations or instructions, material or information. The foregoing shall apply even though any Force Majeure Event occurs after such party’s performance of its obligations is delayed for other causes but only during the period of the applicable Force Majeure Event. The party affected by a Force Majeure Event shall give written notice to the other party of the Force Majeure Event within a reasonable time after the occurrence thereof, stating therein the nature of the suspension of performance and reasons therefore. Such party shall use its commercially reasonable efforts to resume performance as soon as reasonably possible. Upon restoration of the affected party’s ability to perform its obligations hereunder, the affected party shall give written notice to the other party within a reasonable time.

9.7 Waivers. No waiver of any provision hereof or of any terms or conditions will be effective unless in writing and signed by the party against which enforcement of the waiver is sought. No relaxation or indulgence which either party may grant to the other shall in any way prejudice or be deemed to be a waiver or novation of any of such party’s rights under this Agreement.

9.8 Product Recall. If any Governmental Entity issues a recall or takes similar action in connection with the Products, or if Cannabis Global determines that an event, incident, or circumstance has occurred which may require a recall or market withdrawal, Cannabis Global shall advise Distributor of the circumstances by telephone or facsimile. Cannabis Global shall have the right to control the arrangement of any Product recall, and Distributor shall cooperate in the event of a Product recall with respect to the reshipment, storage, or disposal of recalled Products, the preparation and maintenance of relevant records and reports, and notification to any recipients or end-users. Cannabis Global shall pay all reasonable expenses incurred by the Distributor of such a recall, including the costs of destroying Products. Distributor, shall promptly refer to Cannabis Global for exclusive response to all customer or consumer complaints involving the health, safety, quality, composition or packaging of the Products, or which in any way could be detrimental to the image or reputation of Cannabis Global or the Products, and shall notify Cannabis Global of any governmental, customer or consumer inquiries regarding the Products about which Distributor becomes aware.

9.9 Interpretation. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. No provision of this Agreement shall be construed against any party on the grounds that such party or its counsel drafted that provision.

9.10 Severability. Each provision of this Agreement will be valid and enforceable to the fullest extent permitted by law. If any provision of this Agreement or the application of the provision to any Person or circumstance will, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of the provision to Persons or circumstances other than those as to which it is held invalid or unenforceable, will not be affected by such invalidity or unenforceability, unless the provision or its application is essential to this Agreement. The parties shall replace any invalid and/or unenforceable provision with a valid and enforceable provision that most closely meets the aims and objectives of the invalid and/or unenforceable provision.

9.11 Notices. All notices or other communications required or permitted to be given to a party to this Agreement shall be in writing and shall be personally delivered, sent by certified mail, postage prepaid, return receipt requested, or sent by an overnight express courier service that provides written confirmation of delivery, to such party at the following respective address well known to the Parties.

If to Cannabis Global Inc.:

520 S Grand Ave #320

Los Angeles, CA 90071

Attention: Arman Tabatabaei

If to Distributor:

Humboldt Bliss, LTD

500 South Grand Avenue, 18th Floor

Los Angeles, CA 90071

9.12 Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or shall be construed to give any Person, other than the parties to this Agreement and their successors and permitted assigns, any legal or equitable right, remedy, or claim under or in respect of any agreement or any provision contained in this Agreement.

9.13 Further Assurances. Each party to this Agreement will execute all instruments and documents and take all actions as may be reasonably required to effectuate this Agreement.

9.14 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one document.

9.15 Confidentiality. During the Term, each party shall maintain in strict confidence all commercial information disclosed by the other party (which obligation shall expressly survive termination of this Agreement for any reason); provided, however that such commercial information shall not include any information which (a) is in the public domain except through any intentional or negligent act or omission of the non-disclosing party (or any agent, employee, shareholder, director, officer, or independent contractor of or retained by such other party or any of its Affiliates), (b) can be shown by clear and convincing tangible evidence to have been in the possession of the non-disclosing party prior to disclosure by the disclosing party, (c) is legally and properly provided to the non-disclosing party without restriction by an independent third party that is under no obligation of confidentiality to the disclosing party and that did not obtain such information in any illegal or improper manner or otherwise in violation of any agreement with the disclosing party, (d) is disclosed without any restrictions of any kind by the disclosing party to third parties on a regular basis without any measures being taken, whether explicitly or implicitly, by the disclosing party to protect the confidentiality of such information, or (e) is independently generated by any employee or independent contractor of or retained by the non-disclosing party, and such employee or independent contractor has no knowledge of any of such commercial information. Notwithstanding the foregoing, the parties agree that any such commercial information may be disclosed as required by applicable law or an order by a Governmental Entity or any requirements of the stock market or exchange or other regulatory body having competent jurisdiction; provided, that, except where prohibited by law, the recipient will give the disclosing party reasonable advance notice of such required disclosure, and will reasonably cooperate with the disclosing party, in order to allow the disclosing party an opportunity to oppose or limit the disclosure of such commercial information or otherwise secure confidential treatment of such commercial information required to be disclosed; provided, further, that if disclosure is ultimately required, the recipient will furnish only that portion of such commercial information which, based upon advice of legal counsel, the recipient is required to disclose in compliance with any such requirement.

9.16 First Right of Refusal. In General, in the event a Distributor desires to obtain exclusivity to sell ComplyBag in a certain jurisdiction, Distributor shall notify the Company of the jurisdiction Distributor wishes to have exclusivity. Distributor shall have rights to exclusivity so long as it maintains a customer or customers in that territory. Within thirty (30) days after Distributor declares its desire to be the exclusive distributor, ComplyBag shall notify other Distributors in that Territory, if any, that Distributor has executed on its right to exclusivity. Distributor shall provide a reasonable time for other distributors in the exclusive territory to winddown their operations or become sub-distributors of Distributor.

(end of sections – signature page(s) follow)

IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Agreement as of the date first above written.

FOR CANNABIS GLOBAL:		FOR HUMBOLDT BLISS:

By:	/s/ Arman Tabatabaei	By:	/s/ David Welch
Name:	Arman Tabatabaei , Chairman & CEO		David Welch, Chairman
Date:	11/8/2021	Date:	11/5/2021

(End)